Exhibit 10.17

FHLBank Topeka / P.O. Box 176 / One Security Benefit Pl, Suite 100 / Topeka, Kansas 66601-0176
PH 785.233.0507 / www.fhlbtopeka.com
Building Communities Together

Advance, Pledge and Security Agreement
(Specific Pledge)

Institution:	Security Life of Denver Insurance Company
Address:	1290 Broadway
Denver, Colorado 80203

This Advance, Pledge and Security Agreement (Agreement) is made by and between the Federal Home Loan Bank of Topeka (FHLBank) and the above-described institution (Institution).

CONTENTS

DEFINITIONS
1.1	Defined Terms
ADVANCES AND OTHER INDEBTEDNESS
2.1	Advance Procedures; Demand Deposit Account
2.2	Estoppel
2.3	Obligation to Repay
2.4	Funding Commitments; Ineligibility
2.5	Stock Purchase
SECURITY AGREEMENT
3.1	Specific Pledge; Required Collateral Amount
3.2	Perfection of Security Interest
3.3	Release of Collateral
3.4	Institution’s Representations and Warranties Concerning Collateral
3.5	Reports, Audits and Access
3.6	FHLBank’s Responsibility as to Collateral
3.7	Application of Payments
DEFAULT; REMEDIES; POWER OF ATTORNEY
4.1	Events of Default; Acceleration
4.2	Remedies

4.3	Power of Attorney
4.4	Payment of Prepayment Charges
4.5	Default Rate
4.6	Sale of Collateral
MISCELLANEOUS
5.1	General Representations and Warranties
5.2	FIRREA Covenant
5.3	Good Faith; Liability of Bank
5.4	Assignment of Indebtedness
5.5	Discretion to Deny Advances
5.6	Access to Bank Records
5.7	Amendment; Waivers
5.8	Jurisdiction; Legal Fees
5.9	Applicable Law; Severability
5.10	Successors and Assigns
5.11	Notices
5.12	Consent to Receive Information
5.13	Recorded Conversations
5.14	Entire Agreement
5.15	Counterparts

FHLBank and the Institution agree as follows:

DEFINITIONS

1.1	Defined Terms. The following terms shall have the following meanings:

a.	“Act” means the Federal Home Loan Bank Act, as amended, 12 U.S.C. 1421, et seq.

b.	“Advance” or “Advances” means any and all loans or other extensions of credit, including without limitation Interest Rate Exchange and Option Transactions, letters of credit, credit enhancement obligations in connection with acquired member assets, guarantees, insurance company funding agreements, or other arrangements intended to facilitate transactions between the Institution and third parties (but excluding any obligation that FHLBank may now or hereafter have to honor such as items or transfer orders under a depository or similar agreement between the Institution and FHLBank), regardless of whether FHLBank’s obligation is contingent upon the occurrence or nonoccurrence of any condition, and including all loans or other extensions of credit by FHLBank to the Institution prior to the date hereof.

c.	“Business Day” means any day that the Federal Reserve Bank of Kansas City is open for business.

d.	“Capital Stock” means all of the capital stock of FHLBank, of any class or classes, owned by the Institution and all payments that have been or hereafter are made on account of any subscription for such capital stock and all unpaid dividends on such capital stock.

e.	“Collateral” means all assets and property, including the proceeds thereof, assigned, transferred or pledged to FHLBank by the Institution pursuant to Section 3.1 of the Agreement or otherwise.

f.	“Commitment” or “Commitments” means any agreement under which FHLBank is obligated to make an Advance to the Institution.

g.	“Confirmation” means a written or machine-readable electronic transmission issued by FHLBank from time to time confirming an Advance, including the notation of the Advance on the Institution’s demand deposit account statement and schedules to insurance company agreements.

h.	“Member Products Policy” means the Member Products Policy of FHLBank as published from time to time or, if FHLBank ceases to have a policy with that title, any other policy or policies of FHLBank governing credit, lending, collateral pricing and acquired member assets.

i.	“Eligible Collateral” means Collateral, other than Capital Stock, which: (l) qualifies as security for Advances under the terms and conditions of the Act and the Regulations and satisfies the requirements that may be established by FHLBank from time to time; and (2) is owned by the Institution free and clear of any liens, encumbrances or interests other than the interest of FHLBank hereunder.

j.	“Indebtedness” means all indebtedness of the Institution to FHLBank, whether now outstanding or hereafter incurred, including all Advances and any other sums owed by the Institution to FHLBank pursuant to any provision hereof, and all other obligations and liabilities of the Institution to FHLBank.

k.	“Lending Value” means the value that FHLBank shall from time to time, in its sole discretion, ascribe to the various types of Collateral.

l.	“Regulations” means the regulations of the Federal Housing Finance Board or its successor, as amended. 12 CFR Chapter IX.

m.	“Required Collateral Amount” means the aggregate dollar amount that FHLBank may specify from time to time with respect to each Advance and any other obligation or liability of the Institution to FHLBank. FHLBank may increase or decrease the Required Collateral Amount at any time.

n.	“Interest Rate Exchange and Option Transaction” or “Interest Rate Exchange and Option Transactions” means any and all interest rate swaps, interest rate caps, floors or collars, options, futures, forward contracts, currency exchange transactions or similar transactions entered into between FHLBank and the Institution.

ADVANCES AND OTHER INDEBTEDNESS

2.1	Advance Procedures; Demand Deposit Account. All Advances are subject to and governed by the Member Products Policy, which is incorporated in and made a part of this Agreement. Periodically, the Institution may apply to FHLBank for Advances in accordance with the procedures established by FHLBank. Unless otherwise agreed to in writing by FHLBank, each Advance shall be evidenced by a Confirmation and shall be made by crediting a demand deposit account of the Institution with FHLBank and payments of interest, principal or other amounts owed to FHLBank shall be made debiting such account. The Institution shall maintain sufficient available balances in the account to fund all payments due to FHLBank.

2.2	Estoppel. Failure of the Institution to deliver a written notice to FHLBank specifying any disputed term or condition of an Advance within ten (10) Business Days after FHLBank mails by first-class mail or transmits electronically a Confirmation to the Institution shall constitute the agreement and acknowledgment by the Institution that the terms and conditions of the Advance as stated in the Confirmation are valid and are those that the Institution requested and by which the Institution agreed to be bound. The Institution shall thereafter be estopped from asserting any claim or defense with respect to the repayment of such Advance and all interest, fees and other charges thereon or in connection therewith.

2.3	Obligation to repay. The Institution unconditionally agrees to repay all Advances and other Indebtedness, together with all interest and any fees, costs and expenses in connection therewith, at the applicable interest rate per annum provided in the Confirmation pertaining thereto, all upon the terms and conditions stated in the applicable Confirmation, FHLBank’s Member Products Policy for such type of Advance or Indebtedness and as otherwise specified herein. Accrued interest on each Advance shall be due and payable at the times specified in FHLBank’s Member Products Policy, Confirmation or as otherwise specified in writing by FHLBank.

2.4	Funding Commitments; Ineligibility. In the event the Institution’s access to Advances is restricted by any applicable law or regulatory directive, FHLBank shall not fund outstanding Commitments to the Institution. The Institution shall immediately notify FHLBank if it becomes ineligible for Advances under any applicable law or regulatory directive.

2.5	Stock Purchase. The Institution unconditionally agrees that whenever it receives an Advance or transacts any other business with FHLBank, it shall purchase Capital Stock as and when required by FHLBank’s Capital Plan, Member Products Policy, and any applicable laws, Regulations, resolutions of FHLBank’s board of directors and provisions of FHLBank’s Organization Certificate or bylaws, all as in effect at the time the Advance or other transaction is entered into (or, if at that time FHLBank does not have a Capital Plan, any other plans or policies of FHLBank governing Capital Stock and capital structure). The Institution authorizes FHLBank to effect such purchase by exchange shares of classes of Capital Stock held by the Institution and/or debiting the Institution’s accounts at FHLBank in accordance with such Capital Plan, Member Products Policy, and any applicable laws, Regulations, resolutions of FHLBank’s board of directors and provisions of FHLBank’s Organization Certificate or bylaws, as amended.

SECURITY AGREEMENT

3.1	Specific Pledge; Required Collateral Amount.

a.	As security for all present and future Indebtedness, the Institution hereby assigns, transfers and pledges to FHLBank, and grants to FHLBank a security interest in, the following (1) Capital Stock; (2) all accounts and deposit accounts of the Institution held by FHLBank; (3) all property specified and described by the Institution from time to time on schedules or forms prescribed by FHLBank; (4) all property delivered from time to time by the Institution to FHLBank or FHLBank’s custodian; and (5) the proceeds of any of the foregoing.

b.	The Institution shall at all times have granted FHLBank a security interest in an amount of Eligible Collateral that has a Lending Value at least equal to the Required Collateral amount applicable to the Institution.

c.	While the Institution may, except as provided below, retain the documents evidencing any Collateral it has pledged to FHLBank, it is specifically understood and agreed that the Institution holds such documents solely for the benefit, and subject to the direction and control, of FHLBank.

d.	The Institution shall not assign, pledge. transfer, create any security interest in, sell or otherwise dispose of any Collateral without the prior written consent of FHLBank.

e.	FHLBank may take such steps as it reasonably deems necessary to protect its security interest in Collateral including, without limitation, filing financing statements, requiring delivery, and requiring the pledging and/or protection of additional collateral whether or not such additional collateral is Eligible Collateral.

3.2	Perfection of Security Interest.

a.	Immediately upon FHLBank’s request, and from time to time thereafter, the Institution shall take all actions as FHLBank shall reasonably deem necessary or to FHLBank’s security interest in the Collateral, including but not limited to the making, execution and to FHLBank of such assignments, listings, powers, financing statements or other instruments and documents as FHLBank may require.

b.	The Institution agrees to pay to FHLBank upon demand such fees and charges as may be assessed by FHLBank to cover overhead and other costs relating to the perfection of FHLBank’s security interest in the Collateral (including without limitation the receipt, holding and redelivery of Collateral and to reimburse FHLBank upon request for all recording fees) and other reasonable expenses, disbursements and advances incurred or made by FHLBank in connection therewith (including the reasonable compensation and the expenses and disbursements of any bailee that may be appointed by FHLBank hereunder, and the agents and legal counsel of FHLBank and of such bailee).

c.	In the event any Collateral that was Eligible Collateral ceases to be Eligible Collateral, the Institution will promptly notify FHLBank in writing of the reason such Collateral has ceased to be Eligible Collateral and request the release of such Collateral pursuant to Section 3.3.

d.	The form and sufficiency of all documents pertaining to the Collateral shall be satisfactory to FHLBank. Any Collateral that is not satisfactory to FHLBank may be rejected by FHLBank or may have a Lending Value ascribed thereto that shall be less than the value normally ascribed thereto under FHLBank’s Member Products Policy, or as FHLBank may otherwise specify.

3.3	Release of Collateral. Upon receipt by FHLBank of a written request from the Institution asking for the release of any Collateral, FHLBank shall promptly release to the Institution, at the Institution’s expense, the Collateral specified in said written request. Notwithstanding anything to the contrary herein, while an Event of Default hereunder shall have occurred and be continuing, or at any time that FHLBank’s records indicate that such release would reduce the Lending Value of the Institution’s Collateral below the Required Collateral Amount, or at any time that the FHLBank reasonably and in good faith deems itself insecure, FHLBank may refuse such request.

3.4	Institution’s Representations and Warranties Concerning Collateral. The Institution represents and warrants to FHLBank, as of the date hereof and as of each date on which there shall he any outstanding Indebtedness or Commitment, as follows:

a.	The Institution owns and has title to all Collateral and has the right and authority to grant a security interest to FHLBank in all Collateral and to subject all Collateral to this Agreement.

b.	All Collateral that the Institution pledges to FHLBank meets the standards and requirements for Eligible Collateral from time to time established by FHLBank, the Act and the Regulations.

c.	The Institution has not conveyed or otherwise created, and there does not otherwise exist. any participation interest (except as permitted by the Member Products Policy) or other direct, indirect, legal or beneficial interest, lien or encumbrance, in any Collateral that the Institution has pledged to FHLBank, in favor of any person or entity other than FHLBank and the Institution, except as specifically communicated in writing to FHLBank.

3.5	Reports, Audits and Access.

a.	The Institution shall provide FHLBank with written periodic reports containing such information on the Collateral as FHLBank shall require from time to time, including listings of mortgages and securities, unpaid principal balances thereof and certifications concerning the status of payments of mortgages and of taxes and insurance on property securing mortgages. The Institution shall give FHLBank access at all reasonable times to Collateral in the possession of the Institution and to the books and records of account of the Institution relating to the Collateral for the purpose of permitting FHLBank to examine, verify or reconcile the Collateral and the reports of the Institution to FHLBank thereon.

b.	All Collateral and the satisfaction by the Institution of the Required Collateral Amount shall be subject to periodic audit and verification by or on behalf of FHLBank. Such audits and certifications may occur without notice during the Institution’s normal business hours or upon reasonable notice at such other times as FHLBank may reasonably request. The Institution shall provide access to, and shall make adequate working facilities available to, the representatives or agents of FHLBank for purposes of such audits and verifications. The Institution agrees to pay to FHLBank such reasonable fees and as may be assessed by FHLBank to cover overhead and other costs relating to such audits and verifications.

c.	The Institution shall furnish to FHLBank annually, if FHLBank requests, an audit report prepared by an external independent auditor of the Institution in such form as FHLBank may require certifying the accuracy of any or all information required to be given to FHLBank by the Institution with respect to the Collateral, and copies of any available audited financial statements, management letters and directors’ exams in regard to the Institution.

d.	In order for FHLBank to adequately assess and monitor the financial and business condition of the Institution, the Institution authorizes FHLBank to obtain all information, examination reports and all other reports, and any regulatory notices, actions or orders, in paper or electronic form, concerning or relating to the Institution or its affiliates and prepared or issued by or for any agency or other governmental subdivision, department, division, office, board, bureau or other instrumentality that regulates or examines the Institution. FHLBank shall take reasonable precautions to maintain the confidentiality of all information, reports and other documents obtained under this Section 3.5.

e.	If the Lending Value of the Eligible Collateral pledged by the Institution shall at any time fall below the Required Collateral Amount, the Institution shall immediately notify FHLBank.

3.6

Bank’s Responsibility as to Collateral. In the event that FHLBank shall take possession of any Collateral hereunder, FHLBank’s duty as to such Collateral shall be solely to use reasonable care in the custody and preservation of the Collateral in its possession. This duty shall not require FHLBank to take any steps necessary to preserve rights against prior parties or the duty to send notices, perform services or take any action in connection with the management of the Collateral. The Institutions shall make and maintain copies, microfilm or other recordings of all Collateral delivered to FHLBank.

3.7	Application of Payments. FHLBank may, in its sole discretion, apply any payments by or recovery from the Institution, which are received by FHLBank without any designation from the Institution (at the time of such payment or recovery) as to the intended application thereof, at such time and in such manner and order of priority as FHLBank shall deem appropriate.

DEFAULT; REMEDIES; POWER OF ATTORNEY

4.1	Events of Default; Acceleration. Upon the occurrence of and during the continuation of any of the following events or conditions of default (Event of Default), FHLBank may at its option and notwithstanding any other provision hereof, by a notice to the Institution, declare all Indebtedness, including but not limited to any accrued interest and any prepayment that are provided for upon payment of an Advance before the date(s) scheduled for repayment, to be immediately due and payable, without presentment, demand, protest or any further notice:

a.	Failure of the Institution to keep sufficient available balances on deposit with FHLBank to pay any interest, principal or other amount then due and owing to FHLBank one (1) Business Day after FHLBank gives notice to the Institution that its available balances on deposit with FHLBank are insufficient to pay amounts then due and owing; or

b.	Continued failure of the Institution to perform any promise or obligation or to satisfy any condition or liability contained in this Agreement for five (5) Business Days after FHLBank gives notice to the Institution of such failure; or

c.	Continued failure of the Institution to provide adequate Eligible Collateral as required by FHLBank for three (3) Business Days after FHLBank gives notice to the Institution of such failure unless the Institution shall reduce its Required Collateral Amount during such three (3) Business Day period such that the Institution has sufficient Eligible Collateral; or

d.	Any suspension of payment by the Institution to any creditor of sums due or the occurrence of any event that results (or which with the giving of notice or passage of time or both will result) in acceleration of the maturity of any indebtedness of the Institution to others under any security agreement, indenture, loan agreement or other undertaking, provided that such indebtedness is a material amount with respect to the Institution and is not subject to a good faith dispute, or the Institution’s admission that it is unable to pay its debts as they mature; or

e.	Appointment of a trustee, conservator, liquidator, custodian or similar official for the Institution, or for substantially all of the Institution’s property, or the entry of a judgment, decree or administrative decision adjudicating the Institution insolvent or bankrupt, or the commencement of proceedings seeking any of the foregoing if such proceedings have not been dismissed within 30 calendar days; or

f.	Sale by the Institution of all or substantially all of the Institution’s assets or the taking of any action by the Institution to liquidate or dissolve; or

g.	Termination of the Institution’s membership in FHLBank or the Institution’s ceasing to be a type of financial institution that is eligible under the Act to become a member of FHLBank; or

h.	Merger, consolidation or other combination of the Institution with an entity that is not a member of FHLBank if the nonmember entity is the surviving entity in such transaction; or

i.	FHLBank determines that any representation or warranty made or furnished by the Institution, its employees or other representatives to FHLBank, in this Agreement or in any other manner, in connection with any Advance or other Indebtedness or Collateral, is incorrect or misleading in any material respect; or

j.	FHLBank reasonably and in good faith determines that a material adverse change has occurred in the financial condition of the Institution that materially impairs its ability to pay its debts as they mature.

4.2

Remedies. Upon the occurrence of any Event of Default, FHLBank shall have all of the rights and remedies provided by applicable law, which shall include, but not be limited to, all of the remedies of a secured party under the Uniform Commercial Code as in effect in the State of Kansas. In addition, FHLBank may take immediate possession of any of the Collateral or any part thereof wherever the same may be found. FHLBank may sell, assign and deliver the Collateral or any part thereof to public or private sale for such price as FHLBank deems appropriate without any liability for any loss due to decrease in the market value of the Collateral during the period held. FHLBank shall have the right to purchase all or part of the Collateral at such sale. If the Collateral includes instruments or securities that will be redeemed by the issuer upon surrender, or any accounts or deposits in the possession of FHLBank, FHLBank may realize upon such Collateral without notice to the Institution. If any notification of intended disposition of any of the Collateral is required by applicable law, such notification shall be deemed reasonable and properly given if mailed, postage prepaid, at least five (5) Business Days before any such disposition to the address of the Institution appearing on the records of FHLBank. Upon the occurrence of any Event of Default, FHLBank may, in its sole discretion, apply any payment by or recovery from the Institution or any sum realized from Collateral, at such time and in such manner and order of priority as FHLBank shall deem fit, regardless of any manifestation of any contrary intention or desire on the part of the Institution or the provisions of any other agreement between FHLBank and the Institution. The Institution agrees that FHLBank may exercise its right of setoff upon the occurrence of an Event of Default in the same manner as if the Advances and Commitments were unsecured. Notwithstanding any other provision hereof, upon the occurrence of any Event of Default at any time when all or part of the obligations of the Institution to FHLBank hereunder shall be the subject of any guarantee by a third party for FHLBank’s benefit and there shall be other outstanding obligations of the Institution to FHLBank that are not so guaranteed but that are secured by the Collateral, then any sums realized by FHLBank from the Collateral, or from any other Collateral pledged or furnished to FHLBank by the Institution under any other agreement, shall be applied first to the satisfaction of such other nonguaranteed obligations and then the Institution’s guaranteed obligations hereunder. The Institution agrees to pay all the costs and expenses of FHLBank in the collection of the Indebtedness and enforcement and preservation of FHLBank’s rights and remedies in case of default, including, without limitation, reasonable attorneys’ fees. FHLBank in its discretion may apply any surplus after payment of Indebtedness, provision for repayment to FHLBank of any amounts to be paid under outstanding Commitments and all costs of collection and enforcement, to third parties claiming a secondary security interest in the Collateral, with any remaining surplus paid to the Institution. The Institution shall be liable to FHLBank for any deficiency remaining.

4.3	Power of Attorney. After the occurrence of an Event of Default, FHLBank may in its discretion, in its own name or in the name of its nominee or of the Institution, do any or all things and take any and all actions that are pertinent to the protection of FHLBank’s interest hereunder and, if such actions are subject to the laws of a state, are lawful under the laws of the State of Kansas, including the following:

a.	Terminate any consent given hereunder:

b.	Notify obligors on any Collateral to make payments thereon directly to FHLBank;

c.	Endorse any Collateral that is in the Institution’s name or that has been endorsed by others to the Institution’s name;

d.	Enter into any extension, settlement or other agreement to or affecting any Collateral;

e.	Take any action the Institution is required to take or that is otherwise necessary to: (1) and record a statement or otherwise a security interest in any or all of the Collateral; or (2) to obtain, prescribe, protect, enforce or collect the Collateral;

f.	Take control of any funds or other proceeds generated by or arising from the Collateral and use the same to reduce Indebtedness as it becomes due; and

g.	Cause the Collateral to be transferred to FHLBank’s name or the name of its nominee.

The Institution hereby appoints FHLBank as its true and lawful attorney, for and on behalf of the Institution and in its name, place and stead, to prepare, execute and record endorsements and assignments to FHLBank of all or any item of Collateral (including the identification and listing, by exhibit prepared by FHLBank or otherwise, of mortgage loans constituting such Collateral), giving or granting to FHLBank, as such attorney, full power and authority to do or perform every lawful act necessary to proper in connection therewith as fully as the Institution could or might do. The Institution hereby ratifies and confirms all that FHLBank shall lawfully do or cause to be done by virtue of this special power of attorney. The special power of attorney (i) is granted for a period commencing on the date of the Event of Default and continuing until the discharge of all Indebtedness and all obligations of the Institution hereunder, (ii) is coupled with an interest, and (iii) is irrevocable for the period granted. As the Institution’s true and lawful attorney-in-fact, FHLBank shall have no responsibility to take any steps necessary to preserve rights against other parties or the duty to send notices, perform services or take any action in connection with the management of the Collateral.

4.4	Payment of Prepayment Charges. Any prepayment fees or charges for which provision is made, whether under a Confirmation or otherwise, with respect to any Advance shall be payable at the time of any voluntary or involuntary payment of the principal of such Advance prior to the originally scheduled maturity thereof. This shall include, without limitation, payments that are made in connection with the liquidation of the Institution or that become due as a result of an acceleration by FHLBank pursuant to Section 4.1, whether such payment is made by the Institution, by a trustee, conservator, receiver, liquidator, custodian or similar official, of or for the Institution, or by any successor to or any assignee of the Institution. The Institution acknowledges and agrees that the damages incurred by FHLBank due to a prepayment of an Advance will be difficult to ascertain at the time of such prepayment and, in lieu thereof, the Institution and FHLBank agree that the formula for calculation of the prepayment fee (or for the calculation of the fee payable upon prepayment of a non-prepayable Advance) set forth in the Confirmation or in the Member Products Policy at the time the Advance is issued constitutes a fair, reasonable and good faith estimate of the damages suffered by FHLBank because of such prepayment and is therefore payable as a prepayment fee or charge.

4.5	Default Rate. Any payment of principal or interest or any other sum due hereunder, if not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, to the maximum extent permitted by law, at a rate per annum for each day during the period commencing on the due date thereof until such amount shall be paid in full equal to 315 basis points above the previous business day’s daily effective federal funds rate as provided in Federal Reserve Statistical Release H.15 and daily updates thereto, or any equivalent successor rate, release or publication, or as otherwise set forth in the Member Products Policy.

4.6	Sale of Collateral. In view of the possibility that federal and state securities and other laws may impose certain restrictions on the method by which sale of the Collateral may be effected, FHLBank and the Institution agree that any sale of the Collateral as a result of an Event of Default shall be deemed “commercially reasonable” regardless of whether the notice or manner of such sale contains provisions or imposes, or is subject to, conditions or restrictions deemed appropriate to comply with the Securities Act of 1933 or any other applicable federal or state securities or other law. It is further agreed that from time to time FHLBank may attempt to sell the Collateral by means of private placement. In so doing, FHLBank may restrict the bidders and prospective purchasers to those who will represent and agree that they are purchasing the investment only and not for distribution, or otherwise impose restrictions deemed appropriate by FHLBank for the purpose of complying with the requirements of applicable securities laws. FHLBank may solicit offers to buy such Collateral, for cash or otherwise, from a limited number of investors deemed by FHLBank to be responsible parties who might be interested in purchasing such Collateral. If FHLBank solicits offers from at least three (3) such investors, then the acceptance by FHLBank of the highest offer obtained therefrom (whether or not three (3) offers arc obtained) shall be deemed to be a commercially reasonable method of disposing of the Collateral.

MISCELLANEOUS

5.1	General Representations and Warranties. The Institution represents and warrants that to the best of its knowledge as of the date hereof and as of each date on which there shall be any outstanding Indebtedness or Commitment:

a.	The Institution is not now, and neither the execution of nor the performance of any of the transactions or obligations of the Institution under this Agreement shall, with the passage of time, the giving of notice, or otherwise, cause the Institution to be: (1) in violation of its charter or articles of incorporation, by-laws, the Act or the Regulations, any other law or administrative regulation, any court decree or any order of any regulatory authority or (2) in default under or in breach of any indenture, contract or other instrument or agreement to which the Institution is a party or by which the Institution or any of its property may be bound; in each case so as to materially affect the Institution’s ability to perform its obligations under this Agreement.

b.	The Institution has full corporate power and authority and has received all corporate and governmental authorizations and approvals as may be required to enter into and perform its obligations under this Agreement and to borrow each Advance.

c.	The information given by the Institution in any document provided, or in any oral statement made, in connection with an application or request for an Advance or a Commitment, or a pledge, specification or delivery of Collateral, is true, accurate and complete in all material respects.

5.2

FIRREA Covenant. If the Institution in an insured depository institution, it further represents and warrants to, and covenants and agrees with, FHLBank that the necessary action to authorize the delivery of this Agreement and the performance of its obligations hereunder includes all authorizations required for insured depository institutions under the Financial Institutions

Reform, Recovery, and Enforcement Act of 1989, as amended, and the Institution will at all times during the term of this Agreement continuously include and maintain this Agreement, including all exhibits, attachments, supplements, Confirmations incorporated herein and evidence of all necessary approvals, as part of its official written books and records. In addition to any other remedies which FHLBank may have under this Agreement or otherwise, if the Institution breaches or defaults on any of its obligations set forth in this paragraph, FHLBank shall be entitled to apply to any court of competent jurisdiction for an order requiring specific performance by the Institution of such obligations, and the Institution shall not contest any such application and shall comply with any such order.

5.3	Good Faith; Liability of Bank. The Institution and FHLBank shall have an obligation of good faith in the performance and enforcement of every duty or right imposed or granted by this Agreement, and any other actions or inactions taken or not taken with respect to this Agreement. “Good Faith” shall mean honesty in fact (i.e., an objective standard rather than a subjective standard). FHLBank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by the Institution, except those costs, expenses, damages, liabilities or claims arising out of the gross negligence or willful misconduct of FHLBank or any of its employees or duly appointed agents. In no event shall FHLBank be liable to the Institution or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

5.4	Assignment of Indebtedness. The Institution hereby gives FHLBank the full right, power and authority to pledge or assign to any party all or part of the Indebtedness, together with a proportionate amount of the Collateral, as security for Consolidated Federal Home Loan Bank Obligations issued pursuant to the provisions of the Act or for any other purpose authorized by the Act, the Regulations or the Federal Housing Finance Board. In the case of any such pledge or assignment, FHLBank shall have no further responsibility with respect to Collateral transferred to the pledgee or assignee, and all references herein to “FHLBank” shall be read to refer instead to the pledgee or assignee with respect to such Collateral. The Institution may not voluntarily or involuntarily or by operation of law or otherwise assign or transfer any of its rights or obligations hereunder or with respect to any Indebtedness or Commitments without the express prior written consent of FHLBank.

5.5	Discretion to Deny Advances. Nothing contained herein or in any documents describing or setting forth FHLBank’s Member Products Policy or other policies shall be construed as an agreement or commitment on the part of FHLBank to grant Advances hereunder, or to enter into any other transaction, the right and power of FHLBank in its discretion to either grant (with or without conditions) or any Advance or other transaction hereunder being reserved.

5.6	Access to Bank Records. FHLBank shall grant to all governmental regulatory agencies having jurisdiction over the Institution, to the Institution’s independent public accountants (to be named by written notice delivered to FHLBank) and to the Institution’s internal auditors the right at any reasonable time to examine and audit the Institution’s records in FHLBank’s possession, the right to request directly from FHLBank any reports. summaries or information of FHLBank relating to the Institution and the right to observe the processing of reports or examine the Institution’s documents at FHLBank; provided, however, FHLBank’s obligations hereunder shall not apply to the extent that the records, reports, summaries, information or documents sought or requested are contained in or derived from data not provided by FHLBank to the Institution or by the Institution to FHLBank pursuant to this Agreement.

5.7	Amendment; Waivers. No modification, amendment or waiver of any provision of this Agreement or consent to any departure therefrom shall be effective unless executed by the party against whom such change is asserted and shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Institution in any case shall entitle the Institution to any other or further notice or demand in the same or similar or other circumstance. Any forbearance, failure or delay by FHLBank in exercising any right, power or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by FHLBank of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of FHLBank shall continue in full force and effect until specifically waived by FHLBank in writing.

5.8

Jurisdiction; Legal Fees. In any action or proceeding brought by FHLBank or the Institution in order to enforce any right or remedy under this Agreement, the parties hereby consent to, and agree that they will submit to, the jurisdiction of the United States District Court of the District of Kansas, or if such action or proceeding may not be brought in federal court, the jurisdiction of the District Court of the County of Shawnee, State of Kansas, to the exclusion of all other courts. The Institution agrees that if any action or proceeding is brought by the Institution seeking to obtain any legal or equitable relief against

FHLBank under or arising out of this Agreement or any transaction contemplated hereby, and such relief is not granted by the final decision after any and all appeals of a court of competent jurisdiction, the Institution will pay all attorneys’ fees and other costs incurred by FHLBank in connection therewith. The Institution agrees to reimburse FHLBank for all costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for FHLBank) incurred by FHLBank in connection with the enforcement or preservation of FHLBank’s rights under this Agreement including, but not limited to, its rights in respect of any Collateral and the audit or possession thereof.

5.9	Applicable Law; Severability. This Agreement and all Advances granted under this Agreement shall be governed by the statutory and common law of the United States and, to the extent federal law incorporates or defers to state law, the laws (exclusive of choice of law provisions) of the State of Kansas. In the event that any portion of this Agreement conflicts with applicable law, such conflict shall not affect other provisions of this Agreement that can be given effect without the conflicting provision, and to this end the provisions of the Agreement shall be severable.

5.10	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assignees of the Institution and FHLBank.

5.11	Notices. Any notice, advice, request, consent or direction given, made or withdrawn pursuant to this Agreement shall be in writing or by machine-readable electronic transmission, and shall be deemed to have been duly given to and received by a party hereto three (3) Business Days after it shall have been mailed to such party at its address herein provided, if delivered by first-class mail, or if delivered by hand or by machine-readable electronic transmission, when actually received by such party at its principal office.

5.12	Consent to Receive Information. By executing this Agreement the Institution grants permission to FHLBank to send to the Institution from time to time notices, announcements, press releases and other communications, some of which may be deemed advertisements, concerning FHLBank and its products and services and other information which FHLBank believes may be of interest or benefit to its members, by mail, delivery service or e-mail, or facsimile to the facsimile number(s) set forth below the Institution’s signature, or to such other facsimile number(s) as the Institution shall indicate from time to time.

5.13	Recorded Conversations. Each party authorizes the other, in its discretion, to record telephone conversations between employees or other representatives of the parties concerning any proposed or actual Advances or other transactions between the parties. Such recorded conversations shall be admissible evidence of the terms and conditions of such transactions and the parties waive any right to object to the admission of such evidence on the ground that it is not in writing. The parties shall not be obligated to inform the other party of such recording at any time.

5.14	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior agreements between such parties, and all oral and written statements by either party, that relate to such subject matter. Notwithstanding the above, Advances made by FHLBank to the Institution prior to the execution of this Agreement shall continue to be governed by the terms of the Confirmation pursuant to which such Advances were made, and otherwise by the terms and conditions of this Agreement.

5.15	Counterparts. This Agreement may be executed in one of more counterparts, all of which shall constitute but one Agreement.

IN WITNESS WHEREOF, FHLBank and the Institution have caused this Agreement to be signed in their names by their duly authorized officers

INSTITUTION		FEDERAL HOME LOAN BANK OF TOPEKA One Security Benefit Place, Suite 100 Topeka, KS 66606-2444

By:	/s/ Karen Czizik	By:	/s/ B.P. Hodges
	Authorized Signature		Authorized Signature

	Karen Czizik, Vice President		B.P. Hodges, SVP
	Name and Title		Name and title

Attest:	/s/ Eric Banta	Date: 8-30-04
Signature

Name:	Eric Banta	Attest:	/s/ Tad Kramar
	Assistant Secretary		Secretary

Fax No(s).:	(303) 860-2690	Name:	Tad Kramar, Asst. Secretary
Secretary

(303) 813-2129